UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2008

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East First Street, Suite 300 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a Registrant

On March 7, 2008, Targacept, Inc. (the “Company”) entered into a loan agreement with Branch Banking and Trust Company (“BB&T”) pursuant to which BB&T agreed to provide to the Company a non-revolving loan facility of up to $5.3 million to finance the purchase of equipment, furnishings, fixtures, software and other fixed assets and to enable the Company to refinance outstanding indebtedness under its existing loan facility with a third party. Prior to entering into the loan agreement, the Company had an existing commercial banking relationship with BB&T.

Under the loan agreement, term loans up to the aggregate amount of the loan facility may be funded at the Company’s request at any time prior to October 1, 2008. Each loan will be evidenced by a promissory note and bear interest at a rate equal at the Company’s option to either (i) the 30-day LIBOR Rate plus 2.15% per annum, as adjusted monthly on the first day of each month, or (ii) a fixed rate, to be calculated by BB&T at the closing of the loan, equal to its fixed rate cost of funds index corresponding to the term/amortization of the loan plus 2.15% per annum. Each loan is to be repaid in equal monthly installments of principal and interest over a period selected by the Company, not to exceed four years. There were no stock purchase warrants issued by the Company in connection with the loan facility.

Each loan will be secured pursuant to the terms of a security agreement by a first priority security interest in the assets, and all proceeds thereof, owned or acquired by the Company with the proceeds of the loan facility and is therefore cross-collateralized with each other loan made under the loan facility.

On the date of the loan agreement, the Company borrowed $4.8 million under the loan facility. The loan bears interest at a fixed rate of 5.231% per annum and is repayable in equal monthly installments of $112,000 through the maturity date of March 1, 2012. The loan is secured by a first priority security interest in favor of BB&T in specified equipment, fixtures, furnishings, software and other fixed assets of the Company. The Company used $1.7 million of the loan to pay and satisfy in full two of the tranches outstanding under its existing loan facility, which carried annual interest rates of 7.36% and 7.48%.

The loan agreement requires the Company to maintain cash or other liquid assets (as defined in the loan agreement) in an amount at least equal to 150% of the Company’s total obligations for borrowed money and depository accounts with BB&T in an aggregate amount at least equal to the lesser of $20.0 million or 35% of the Company’s available cash, cash equivalents and short-term investments. In addition, the loan agreement includes limitations on the Company’s ability to grant liens, incur additional debt, sell substantially all of its assets, merge or make certain acquisitions.

The Company’s obligations under the loan facility may be accelerated upon the occurrence of an event of default under the loan agreement. Events of default include: an uncured payment default by the Company; a materially false or misleading representation or warranty made by the Company, or the uncured breach by the Company of any covenant, in the loan agreement or any other loan document; a materially false or misleading financial statement or other document provided to BB&T by the Company prior to or pursuant to the loan agreement; a default by the Company in the performance of any other obligation of indebtedness when due that is uncured within any applicable cure period and gives rise to the acceleration or termination of the indebtedness; the rendering of any uninsured judgment against the Company for the payment of money that remains undischarged and unstayed for 30 days; termination of the existence of or dissolution of the Company; events related to the bankruptcy or insolvency of the Company; the termination, failure of priority or invalidity of any lien or security interest granted to BB&T to secure payment of the loan facility; an impermissible transfer or disposition of any of the collateral for the loan facility; or the attachment, execution or levy on any of the collateral for the loan facility.

The foregoing is a summary of the material terms of the loan agreement and is qualified in its entirety by the copy of the loan agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Loan Agreement, dated March 7, 2008, by and between Targacept, Inc. and Branch Banking and Trust Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: March 12, 2008	/s/ Alan A. Musso
Alan A. Musso
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Loan Agreement, dated March 7, 2008, by and between Targacept, Inc. and Branch Banking and Trust Company